Exhibit 10

[Employee]

THE MARCUS CORPORATION

2004 EQUITY AND INCENTIVE AWARDS PLAN

STOCK OPTION AWARD

As Amended January 8, 2013

You have been granted an option (this “Option”) to purchase shares of common stock of The Marcus Corporation (the “Company”) under The Marcus Corporation 2004 Equity And Incentive Awards Plan, as amended and restated (the “Plan”), with the following terms and conditions:

Overview of Option:	See the cover page for the Grant Date, the number of Options granted, the type of Options granted, and the Option Price per Share.
Expiration Date:

This Option will expire upon the close of business at the Company headquarters on the Expiration Date listed on the cover page, subject to earlier termination as described under “Termination of Employment” below.

Vesting Schedule:

This Option will vest and become exercisable as set forth on the cover page.

This Option will become fully vested if you die while employed by the Company or a subsidiary.

This Option will become fully vested upon the termination of your employment from the Company or a subsidiary as a result of Retirement (as defined below); provided that you have completed at least ten (10) consecutive years of service as an employee of the Company or a subsidiary prior to Retirement.

Upon any other termination of your employment from the Company or a subsidiary, including as a result of Retirement if you have not completed at least ten (10) consecutive years of service as an employee of the Company or a subsidiary prior to Retirement, you will forfeit the portion of this Option that is not vested as of the date of the termination of your employment.

Manner of Exercise:

You may exercise this Option only to the extent vested and only if this Option has not expired or terminated. During your lifetime, only you (or your legal representative in the event of your disability) may exercise this Option. If someone else wants to exercise this Option after your death, that person must contact the Secretary of the Company and prove to the Company’s satisfaction that he or she is entitled to do so.

To exercise this Option, you must provide notice to the Secretary of the Company on such form as the Secretary prescribes. Your notice must be accompanied by payment of the aggregate option price: (1) in cash; (2) by check or money order made payable to the Company; (3) by delivering previously owned Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank (which will be valued at their Fair Market Value on the date of exercise); (4) by delivering Shares (which will be valued at their Fair Market Value on the date of exercise) otherwise receivable upon exercise of this Option; or (5) any combination of the foregoing. If, and to the extent, you have not exercised this Option on its Expiration Date and the Fair Market Value of the Shares to which this Option relates exceeds the exercise price thereof, then this Option will be automatically exercised on your behalf through the method described in clause (4) above to the extent this Option is otherwise vested. If this Option is designated on the cover page as an Incentive Stock Option, then this Option will be treated for tax purposes as a Non-Qualified Stock Option if alternative (4) above is used to pay the aggregate option price.

Your ability to exercise this Option may be restricted by the Company if required by applicable law.

Termination of Employment:

If your employment with the Company or a subsidiary terminates for other than “Cause” (as defined below), this Option will terminate upon the close of business at the Company headquarters as follows:

•              If your employment terminates as a result of death, this Option will terminate upon the earlier of (1) the Expiration Date listed on the cover page or (2) twelve (12) months after the date of your termination of employment.

•              If your employment terminates as a result of Disability (as defined below), this Option will terminate one hundred and eighty (180) days after the date of your termination of employment.

•              If your employment terminates as a result of Retirement (as defined below), this Option will terminate on the Expiration Date listed on the cover page; provided, however, that, if you die prior to the Expiration Date or your earlier exercise of this Option, then this Option will terminate upon the earlier of (1) the Expiration Date or (2) twelve (12) months after the date of your death.

•              If your employment terminates for any other reason, this Option will terminate ninety (90) days after the date of your termination of employment.

For purposes hereof, “Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of at least twelve (12) months. For purposes hereof, “Retirement” means termination of employment from the Company or a subsidiary on or after meeting the age and service requirements for early or normal retirement under a defined benefit pension plan in which you participate as an employee of the Company or a subsidiary, or as defined under the Company’s or subsidiary’s retirement policy.

If your employment is terminated for Cause, this entire Option (whether vested or nonvested) will immediately terminate. For this purpose, (1) if you are subject to an employment agreement with the Company or an affiliate that includes a definition of “Cause,” that definition shall apply for purposes hereof, or (2) in any other case, “Cause” means any act or omission that is deemed contrary to the interests of the Company or any subsidiary or not in the interests of the Company or any subsidiary, as determined by the Board of Directors or Committee.

However, in no event will this Option be exercisable after its Expiration Date.

Tax Withholding:

If this Option is designated on the cover page as an Incentive Stock Option (unless you exercise this Option by delivering Shares otherwise receivable upon exercise of this Option), no withholding taxes are due upon exercise.

If this Option is designated on the cover page as a Nonqualified Stock Option (or if this Option is designated as an Incentive Stock Option and you exercise this Option by delivering Shares otherwise receivable upon exercise of this Option), at the time of exercising this Option, you must pay to the Company the amount of withholding taxes due as a result of the exercise. You may pay the withholding taxes due: (1) in cash; (2) by check or money order made payable to the Company; (3) by delivering previously owned Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank (which will be valued at their Fair Market Value on the date of exercise); (4) by delivering Shares (which will be valued at their Fair Market Value on the date of exercise) otherwise receivable upon exercise of this Option; or (5) any combination of the foregoing. The Company may also permit you to pay the withholding taxes by other means, such as deductions from your paycheck.

Transferability:

You may not transfer or assign this Option for any reason, other than under your will or as required by intestate laws, unless otherwise permitted by the Committee. Any attempted transfer or assignment will be null and void.

Restrictions on Resale:

By accepting this Option, you agree not to sell any Shares acquired under this Option at a time when applicable laws, Company policies (including, without limitation, the Company’s insider trading policy) or an agreement between the Company and its underwriters prohibit a sale.

Notice of Share Disposition

If this Option is designated on the cover page as an Incentive Stock Option (unless you exercise this Option by delivering Shares otherwise receivable upon exercise of this Option), and if you sell or otherwise dispose of any of the Shares acquired pursuant to this Option on or before the later of (1) the date two years after the Grant Date, or (2) the date one year after the date of exercise, then you must immediately notify the Company in writing of such disposition.

Optionee Rights:

You are not considered a Company shareholder with respect to the Shares until you exercise this Option, pay all withholding taxes due, and receive a certificate for the Shares. Shares issued under this Option will be fully paid and nonassessable by the Company. The grant of this Option does not confer on you any right to continue in employment with the Company or a subsidiary. The Company or subsidiary may terminate your employment at any time for any reason.

Recoupment; Rescission of Exercise

If the Committee determines that recoupment of incentive compensation paid to you pursuant to this Option is required under any law or any recoupment policy of the Company or any Affiliate, then this Option will terminate immediately on the date of such determination to the extent required by such law or recoupment policy, any prior exercise of this Option may be deemed to be rescinded, and the Committee may recoup any such incentive compensation in accordance with such recoupment policy or as required by law. The Company and any Affiliate shall have the right to offset against any amounts due to you any amounts owed by you hereunder and any exercise price or withholding amount tendered by you with respect to this Option.

Committee Authority:

By accepting this Option, you agree (including on behalf of your legal representatives or beneficiaries) that the Plan and this Option are subject to discretionary interpretation by the Committee and that any such interpretation is final, binding and conclusive on all parties. In addition, the Committee may amend, modify or cancel any terms and conditions applicable to this Option at any time as permitted by the Plan, including accelerating the vesting of this Option. Such amendments, modifications or cancellations must be by mutual agreement between the Committee and you or any other person(s) as may then have an interest in this Option except to the extent the Plan permits such actions to be taken by the Committee without consent.

This Option is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding this Option and definitions of capitalized terms used and not defined in this Option can be found in the Plan.